Exhibit 10.46

October 2020

Alex Shvartsburg

Dear Alex,

I am pleased to inform you that effective from the earlier of 31 October 2020 and the date of the next 10Q filing for the Company, you will be covering the role of ad interim Chief Financial Officer.

We have opened a search for the replacement of the former incumbent and you will maintain the role till the new Chief Financial Officer will start.

Compensation Package
As a result of this new responsibility, effectively from the same date and till you will hold this ad interim role, you will receive a monthly additional cash reward in the amount of GBP 5,000.

This additional reward is eligible for pension contributions and it will not be considered to calculate your Short-Term Incentive target.

Equity award
In addition, on December 15, 2020, we will recommend to the Compensation Committee of the Board of Directors a grant of an equity award with a grant-date value equal to $150,000. The award consists of 100% Restricted Stock Units.

The calculation of the number of RSUs will be based on December 14 stock price, i.e. the latest available closing price at the grant date. 25% of the RSUs will vest on each of the four anniversaries following this date.

The grant of any of the equity awards under the LivaNova Incentive Plan (“the Plan”) as described in this letter is always subject to the discretion of the Compensation Committee, and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee.

Grant and vesting of any of the awards is conditional on your continued employment with the
Company or its subsidiaries and vesting will cease upon you ceasing to be employed by the
Company. All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the award is granted.

Congratulations, and thank you for making LivaNova the great organization that it is.
Kind regards,

Damien McDonald